Exhibit 99.1

1440 Davey Road Woodridge, Ill. 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

For Immediate Release

Investor Relations Contact: Edward P. Flavin (630) 739-6744 Ex 211

Advanced Life Sciences Announces Third Quarter 2005 Results

WOODRIDGE, IL, November 7, 2005/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation, today announced its financial results for the third quarter ended September 30, 2005.  The net loss available to common shareholders for the three months ended September 30, 2005 was $2.3 million or ($.15) per share compared to $0.9 million or ($.55) per share for the three months ended September 30, 2004.  The increase in the net loss reflects increased development expenses related to the advancement of cethromycin into pivotal phase III clinical trials and non-recurring expenses resulting from the completion of the Company’s initial public offering (IPO) in August of 2005.

Michael T. Flavin, Ph.D., chairman and chief executive officer of the Company, noted “Advanced Life Sciences continued to make excellent progress during the third quarter of 2005.  We completed our IPO to provide the capital required to advance the clinical development of our lead product, cethromycin.  Cethromycin is a novel once-a-day ketolide antibiotic in phase III clinical development for the treatment of respiratory tract infections.  We are looking forward to initiating pivotal phase III clinical trials for cethromycin in the treatment of community acquired pneumonia (CAP) during the fourth quarter of 2005,” concluded Dr. Flavin.

During the third quarter of 2005, the Company completed its initial public offering of common stock.  Net proceeds from the offering, including the exercise of the underwriters’ over-allotment option and after deducting underwriters’ discounts and offering expenses, were approximately $28.7 million.  From this amount, the Company made a payment to Abbott Laboratories in the third quarter of $8.0 million according to the license agreement terms for cethromycin.

The Company ended the third quarter of 2005 with cash, cash equivalents and investments totaling $18.9 million.

Operating Expense Analysis

•                  Research and development expenses increased $0.6 million to $0.9 million for the three months ended September 30, 2005 from $0.3 million for the three months ended September 30, 2004.  This increase was due to additional development expenses related to cethromycin and non-recurring costs associated with the Company’s IPO in August, 2005.  In addition, the increase included a non-cash charge of approximately $0.2 million resulting from the options that vested as a result of our IPO, and stock options granted at the time of the IPO.

•                  General and administrative expenses increased $0.6 million to $1.2 million for the three months ended September 30, 2005 from $0.6 million for the three months ended September 30, 2004.

This increase is primarily attributed to non-recurring expenses incurred as a result of the Company’s IPO in August 2005.  In addition, the increase included a non-cash charge of approximately $0.2 million resulting from the options that vested as a result of our IPO, and stock options granted at the time of the IPO.

Third Quarter 2005 Product Candidate Highlights

Advanced Life Sciences is developing cethromycin, a novel once-a-day ketolide antibiotic licensed from Abbott Laboratories in response to the emerging antibiotic resistance observed in the treatment of CAP.  Cethromycin has been tested in approximately 3,800 human subjects during clinical trials.  The Company intends to conduct pivotal Phase III clinical trials of cethromycin for the treatment of mild-to-moderate CAP.

Based on publicly available data regarding current antibiotics, the Company believes that there is a potential opportunity for further development of cethromycin in the treatment of respiratory tract infections for a number of reasons:

•                  cethromycin has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections;

•                  cethromycin appears to be effective against penicillin- and macrolide-resistant bacteria;

•                  cethromycin has a mechanism of action, unique to ketolides, that may slow the onset of future resistance; and

•                  cethromycin has shown in vitro evidence of extended post-antibiotic effects against pathogens commonly seen in respiratory tract infections.

Advanced Life Sciences believes that cethromycin, if approved, would build upon the growing market acceptance of ketolide drugs in the antibiotic marketplace.

The Company completed the following activities in the third quarter:

•                  Closing of its initial public offering of common stock, raising $28.7 million in net proceeds.

•                  Completion of tablet manufacturing of cethromycin with Cardinal Health.

•                  Engagement of Quintiles as its contract research organization for cethromycin clinical development.

•                  Continuation of dialogue with FDA regarding the cethromycin development plan and phase III protocols.

•                  Addition of Scott Meadow, a noted healthcare financier, and Richard Reck, formerly a partner with KPMG, to its board of directors.  Mr. Meadow was also elected as chairman of the board compensation committee while Mr. Reck was elected chairman of the board audit committee.

The Company anticipates the following upcoming milestones in the clinical development of cethromycin:

•                  Initiate pivotal phase III studies for cethromycin in CAP in the fourth quarter of 2005.  Enroll patients over a twelve month period with data from the trial available in the fourth quarter of 2006.

•                  Establish presence at ICAAC Conference including sponsorship of a booth in December of 2005.

•                  Advance discussions with Abbott and other companies regarding a commercialization partnership for cethromycin.

Financial Guidance for Fourth Quarter of 2005

The Company expects its fourth quarter, 2005 cash requirements to range between $4.9 and $5.2 million.  Of this amount, cethromycin cash requirements are expected to range between $3.4 and $3.7 million including a $2 million milestone payment to Abbott in accordance with the cethromycin license agreement, which was expensed as in-process research and development in the fourth quarter of 2004.  General operating cash requirements are expected to be $1.5 million.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The Company’s lead candidate, cethromycin, is a novel once-a-day ketolide antibiotic in late-stage clinical development for the treatment of respiratory tract infections.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of September 30, 2005	Year ended December 31, 2004
ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$9,481,827	$194,555
Investments	9,375,000	—
Accounts receivable - related party	3,664	24,868
Clinical trials supplies	533,333	533,333
Prepaid insurance	459,039	—
Prepaid expenses and other	59,634	25,806

Total current assets	19,912,497	778,562

FURNITURE AND EQUIPMENT:
Furniture and fixtures	140,849	139,005
Laboratory equipment	142,928	142,928
Computer equipment	81,465	79,146
Leasehold improvements	40,646	40,646
Construction in-progress	23,255	—

Total furniture and equipment—at cost	429,143	401,725
Less accumulated depreciation	(235,643)	(180,807)

Furniture and equipment—net	193,500	220,918

OTHER LONG-TERM ASSETS:
Deferred financing costs	59,629	15,000
Other assets	4,782	1,452

Total other long-term assets	64,411	16,452

TOTAL ASSETS	$20,170,408	$1,015,932

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$182,413	$255,880
Accrued expenses	251,144	185,348
Accrued interest payable	3,946	4,319
Licenses payable	2,000,000	14,000,000
Notes payable - net of $11,766 debt discount	—	2,238,234
Short-term lease payable	13,573	12,070

Total current liabilities	2,451,076	16,695,851

Long-term lease payable	16,903	27,279
Accrued interest payable - related party	715,787	566,603
Grant payable	500,000	—
Notes payable - net of $11,766 debt discount in 2004 and $25,349 in 2005	3,889,651	—
Notes payable - related party	2,000,000	2,000,000

Total liabilities	9,573,417	19,289,733

STOCKHOLDERS’ DEFICIT:
Common stock, $0.01 par value—September 30, 2005: 60,000,000 shares authorized;
17,990,328 issued and outstanding; December 31,: 2004:
10,604,584 shares issued and outstanding;	179,893	106,046
Series A preferred stock of Advanced Life Sciences Inc., no par value— 250,000 shares authorized, issued and outstanding	—	—
Deferred compensation	—	(23,219)
Additional paid-in capital	54,563,967	21,917,665
Deficit accumulated during the development stage	(44,146,869)	(40,274,293)

Total stockholders’ deficit	10,596,991	(18,273,801)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$20,170,408	$1,015,932

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenue:
Management fees	$8,502	$64,983	$52,881	$209,820
Grant	—	—	—	38,136
Royalty—related party	—	10,000	—	10,000

Total revenue	8,502	74,983	52,881	257,956

Expenses:
Research and development	938,813	302,133	1,604,749	873,119
Selling, general and administrative	1,239,674	559,829	2,078,246	1,198,914

Total expenses	2,178,487	861,962	3,682,995	2,072,033

Loss from operations	(2,169,985)	(786,979)	(3,630,114)	(1,814,077)

Other income (expense):
Interest Income	97,712	—	97,712	—
Interest expense	(135,925)	(46,134)	(340,174)	(142,523)

Net other income (expense)	(38,213)	(46,134)	(242,462)	(142,523)

Net loss	(2,208,198)	(833,113)	(3,872,576)	(1,956,600)

Less accumulated preferred dividiends for the period	43,750	43,750	131,250	131,250

Net loss available to common shareholders	$(2,251,948)	$(876,863)	$(4,003,826)	$(2,087,850)

Basic and diluted net loss per share available to common shareholders	$(0.15)	$(0.55)	$(0.33)	$(1.31)

Weighted average number common shares outstanding- basic and diluted	14,819,191	1,588,397	12,134,776	1,588,222